Exhibit 9

[SPROULE ASSOCIATES LIMITED LETTERHEAD]

CONSENT OF INDEPENDENT ENGINEERS

We refer to our report dated March 23, 2004 and effective January 1, 2004, evaluating the oil, natural gas and natural gas liquids reserves attributable to Baytex Energy Trust, entitled “Evaluation of the P&NG Reserves of Baytex Energy Trust (As of January 1, 2004)”, (the “Report”).

We hereby consent to the references to our name in the Company’s Annual Report on Form 40-F to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the Company’s registration statement on Form F-9 (File No. 333-89714).

We also confirm that we have read the Company’s Annual Information Form for the year ended December 31, 2003 dated May 10, 2004 and that we have no reason to believe that there are any misrepresentations in the information contained therein that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Sincerely,

/s/ Ken H. Crowther

Ken H. Crowther, P.Eng.

President

Calgary, Alberta, Canada

May 19, 2004